UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 12, 2013)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2013, Comstock Investors VIII, L.C. (“Investors VIII”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”), entered into subscription agreements (each a “Subscription Agreement”) with certain accredited investors (the “Purchasers,” and each a “Purchaser”), pursuant to which the Purchasers purchased membership interests (the “Interests”) in Investors VIII for an initial aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,550,000) of an up to Four Million Dollar ($4,000,000) capital raise (the “Private Placement”). The Purchasers included unrelated third-party accredited investors along with members of the Company’s Board of Directors and the chief operating officer and the chief financial officer of the Company. As part of the Private Placement, the Company issued warrants (“Warrants,” and each a “Warrant”) to purchase shares of the Company’s Class A Common Stock (“Class A Common Stock”) to the Purchasers who are not officers, directors or affiliates of the Company and purchased an amount of Interests that equaled or exceeded an initial investment amount of $250,000. The Warrants represent the right to purchase an aggregate amount of up to 102,000 shares of Class A Common Stock.

The Subscription Agreement contains certain customary representations, warranties and covenants of the Purchaser and Investors VIII, including representations to support the Company’s reasonable belief that, among other things, the Purchaser had access to information concerning the Company’s operations and financial condition, the Purchaser acquired the securities for its own account and not with a view to the distribution thereof, and the Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and certain risk factors related to the Private Placement, the Company and Investors VIII. The Interests are governed by the Operating Agreement of Investors VIII entered into by the Company and each Purchaser (the “Operating Agreement”). The Operating Agreement contains terms and provisions governing Investors VIII, including distributions to the Purchasers, representations and covenants of the Purchasers and the Company, and limitations on liability. In addition, the Operating Agreement provides that the Purchasers are entitled to a cumulative, compounded, preferred return of twenty percent (20%) per annum on their Interests, compounded annually on their capital account balances.

The Warrants have an initial exercise price (subject to certain restrictions as indicated on each Warrant) equal to the average of the closing price of the Class A Common Stock over the 20 trading days preceding the issuance of the Warrant. The exercise price and number of the shares of Class A Common Stock issuable upon the exercise of the Warrants will be subject to adjustment as a result of certain events as described in the Warrants. The Warrants contain a cashless exercise provision. In the event a Purchaser exercises the Warrant on a cashless basis, the Company will not receive any proceeds. The Warrants may be exercised at any time prior to December 12, 2023.

The Private Placement provides capital related to the current and planned construction of the following projects: Hallcrest in Sterling, Virginia consisting of property approved for 42 townhome units, and Maxwell Square Condominium in Frederick, Maryland consisting of up to 45 townhome condominium units (collectively, the “Projects”). Proceeds of the Private Placement are to be utilized (i) to provide capital needed to complete the Projects in conjunction with project financing for the Projects, (ii) to reimburse the Company for prior expenditures incurred on behalf of the Projects, and (iii) for general corporate purposes of the Company.

The foregoing description of the material terms of the Subscription Agreements, the Interests, the Warrants and the Operating Agreement is qualified in its entirety by reference to the full text of the form of Subscription Agreement, the form of Warrant and the Operating Agreement, which will be filed as exhibits to the Company’s Form 10-K for the year ending December 31, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02. The Interests and the Warrants were offered and sold to Purchasers in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and Rule 506(c) promulgated thereunder, and the certificates representing the securities shall bear legends to that effect. Each Purchaser represented him, her, or itself as an accredited investor (as defined by Rule 501 under the Securities Act) and Investors VIII and the Company took reasonable steps to verify such status. The Interests, the Warrants and the shares of our Class A Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2013

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer